UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K/A

(Amendment No. 1)

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2024

________________________

WOODWARD, INC.

(Exact name of Registrant as Specified in Its Charter)

________________________

Delaware	000-8408	36-1984010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1081 Woodward Way
Fort Collins, Colorado		80524
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (970) 482-5811

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001455	WWD	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

In a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2024 (the “Original 8-K”), Woodward, Inc. (the “Company”) previously announced that A. Christopher Fawzy, who previously served as EVP, General Counsel, Chief Compliance Officer and Secretary, departed the Company effective as of March 14, 2024. As of the date of such announcement, the compensation arrangements for Mr. Fawzy in connection with his departure had not yet been determined. This Current Report on Form 8-K/A is being filed to amend and supplement the Original 8-K to provide additional information regarding Mr. Fawzy’s compensation arrangements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Fawzy’s departure was a Qualifying Termination under his Amended and Restated Executive Severance and Change in Control Agreement, and thus Mr. Fawzy is entitled to certain severance payments and benefits. In addition, at the Company’s request, Mr. Fawzy has agreed to make himself available for consultation regarding Company matters that require his experience and institutional memory, and to assist during the onboarding of his successor at such time his successor is appointed. Mr. Fawzy will also continue his service as a trustee of the Woodward Charitable Trust, a position he has held for more than ten years.

In connection with his departure, on March 22, 2024, Mr. Fawzy entered into a Separation Agreement and Release with the Company. Pursuant to such agreement, Mr. Fawzy will receive a lump sum cash severance of $927,500, representing the sum of Mr. Fawzy’s base salary and target annual incentive bonus under the Company’s short-term annual incentive plan (the “STI Plan”) for fiscal year 2024. Mr. Fawzy is eligible to receive cash payments under both the STI Plan and the Company’s cash long-term incentive plan (the "Cash LTI Plan") with resulting payments, if any, based on the achievement of previously established targets under each such plan. With respect to the STI Plan, if any payout is to be made under the STI Plan for fiscal year 2024, Mr. Fawzy will receive a prorated payout equal to 45.48% of what Mr. Fawzy otherwise would have earned under the STI Plan had he remained employed for the entirety of fiscal year 2024, such proration representing Mr. Fawzy’s number of completed days in fiscal year 2024. Mr. Fawzy will not be entitled to any additional payouts under the STI Plan following fiscal year 2024. With respect to the Cash LTI Plan, Mr. Fawzy will receive payouts (if any) for the two open Cash LTI performance cycles, with such payouts prorated at 81.75% for the cycle ending 2024, and 48.45% for the cycle ending 2025. The Company will provide Mr. Fawzy a one-time payment of $57,000, approximating the costs of (and in lieu of providing) continued healthcare benefits for a twelve-month period. In addition, in recognition of Mr. Fawzy’s 17 years of dedicated service to the Company and the proximity of his departure to the date on which he would have received retirement treatment of his equity awards, (i) Mr. Fawzy will receive a payout (if any) under the Company’s performance share unit (“PSU”) plan based on the actual achievement of the applicable performance goal during the performance period ending 2026, prorated at 29.86%, and (ii) all outstanding stock options and restricted stock units previously granted to Mr. Fawzy will continue to vest based on the original vesting schedule, and all of his vested, unexercised stock options will continue to be exercisable for their respective remaining ten-year terms. The severance benefits are conditioned upon Mr. Fawzy not revoking, within a seven-day revocation period, the Separation Agreement and Release, which includes twelve-month non-competition and non-solicitation provisions, a full release of claims against the Company, and a non-disparagement provision.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2024	WOODWARD, INC.

	By:	/s/ Charles P. Blankenship, Jr.
Charles P. Blankenship, Jr.
Chairman of the Board and Chief Executive Officer